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FORM F-9

Exhibit 99.1

237 Park Avenue New York, New York 10017.3142
TEL 212.880.6000 FAX 212.682.0200
www.torys.com

November 3, 2004

PC Financial Partnership
c/o Petro-Canada
150-6th Avenue S.W.
Calgary, Alberta T2P 3E3
Canada

Re: Registration Statement on Form F-3

Dear Sirs/Mesdames:

        We have acted as counsel to PC Financial Partnership, a Delaware general partnership (the "Partnership"), and Petro-Canada, a corporation organized under the laws of Canada and the general partner of the Partnership ("Petro-Canada"), in connection with the combined registration on Form F-9 ("Form F-9") and Form F-3 (the "Form F-3" and together with the Form F-9, the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"), of up to US$1,000,000,000 aggregate principal amount of debt securities (the "Debt Securities"), to be issued by the Partnership and unconditionally guaranteed by Petro-Canada (the "Guarantees"). This opinion is being furnished at the request of Petro-Canada and the Partnership.

        In connection with furnishing this opinion, we have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of Petro-Canada, the Partnership and government officials as we have considered necessary or relevant for the purposes of this opinion, including:

  (a)
  the partnership agreement of the Partnership;

  (b)
  copies of the resolutions of Petro-Canada, as general partner of the Partnership, authorizing the Form F-3 and the issuance of the Debt Securities thereunder; and

  (c)
  the form of Indenture (the "Indenture") to be entered by Petro-Canada, the Partnership and the Bank of New York, as trustee (the "Trustee"), with respect to the Debt Securities and the Guarantees.

        We have also relied, to the extent we deemed relevant and necessary as a basis for the opinions and statements expressed below, upon such records of Petro-Canada and the Partnership and all such agreements, certificates of public officials, certificates of officers or representatives of the Partnership and Petro-Canada and such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including oral and written statements of officers and other representatives of Petro-Canada and the Partnership as to factual matters.

        In giving this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, that (i) Petro-Canada is validly existing and in good standing under the laws of Canada, (ii) Petro-Canada, on its own behalf and in its capacity as general partner of the Partnership, has all necessary corporate power and authority to execute, deliver and perform its obligations under the Indenture, any Debt Securities issued in accordance with the Indenture and the related Guarantees, (iii) the execution, delivery and performance of the Indenture has been duly authorized by Petro-Canada, on its own behalf and in its capacity as general partner of the Partnership, by all necessary corporate action and does not violate Petro-Canada's organizational documents or by-laws or the laws of Canada, (iv) the issuance of any particular Debt Securities or Guarantees in accordance with the Indenture will not violate the organizational documents of Petro-Canada or the Partnership, or by-laws of Petro-Canada, or the laws of Canada or the State of Delaware in force at such time, and (v) the due execution of the Indenture under the laws of Canada. We have also assumed that the Indenture has been duly authorized and will be duly executed by, and will represent a legal, valid and binding obligation of, the Trustee.

        The opinions below are limited to the federal laws of the United States. As to all matters of Canadian law, we have relied upon the opinion of Fraser Milner Casgrain LLP, Canadian counsel to Petro-Canada and the Partnership.

        Based upon the foregoing and subject to the assumptions, limitations, exceptions and qualifications herein stated, we are of the opinion that:

  1.
  When the specific terms of particular Debt Securities have been duly authorized by the Partnership and established in accordance with the Indenture, such Debt Securities, when duly executed, authenticated, issued and delivered for value by the Partnership in accordance with the Indenture, will constitute valid and legally binding obligations of the Partnership enforceable against the Partnership in accordance with their terms, except that enforceability of such Debt Securities may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  2.
  When the specific terms of particular Debt Securities and the related Guarantees have been duly authorized by the Partnership and Petro-Canada, respectively, and established in accordance with the Indenture, such Guarantees, when duly executed, issued and delivered for value by Petro-Canada in accordance with the Indenture, will constitute valid and legally binding obligations of Petro-Canada enforceable against Petro-Canada in accordance with their terms, except that enforceability of such Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        The opinions and confirmations set forth herein are made as of the date hereof, and we hereby disclaim any obligation, express or implied, to update such matters after the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Torys LLP

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  Exhibit 99.1